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                                                                  Exhibit 99.B11

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference of our report dated April 22, 1996 on our audit of the Statement of Assets and Liabilities of SEI Institutional Investments Trust (comprised of the Large Cap Fund, Small Cap Fund, Core Fixed Income Fund, High Yield Bond Fund, International Fixed Income Fund, Emerging Markets Equity Fund, and International Equity Fund) as of April 16, 1996 with respect to this Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A (File No. 33-58041) under the Securities Act of 1933, as amended, of SEI Institutional Investments Trust.

We also consent to the reference to our Firm under the heading "Counsel and Independent Accountants" in the Prospectus.


/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.



2400 Eleven Penn Center
Philadelphia, Pennsylvania
December 27, 1996